SEER, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
(as amended and restated effective as of June 15, 2022 (the “Restatement Date”))
Seer, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2020 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.
1.    Effective Date. This Policy, as initially adopted and prior to its amendment and restatement herein, became effective as of the day immediately prior to the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (the effective date of such registration statement, the “Registration Date,” and the effective date of this Policy, the “Effective Date”). This Policy, as amended and restated, is effective as of the Restatement Date.
2.    Cash Compensation.
2.1    Board Member Annual Cash Retainer. On and following the Effective Date, each Outside Director will be paid an annual cash retainer of $40,000. There are no per meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.2    Additional Annual Cash Retainers. On and following the Restatement Date, each Outside Director who serves as the Lead Independent Director, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows:

Lead Independent Director:	$25,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Talent and Compensation Committee Chair:	$15,000
Talent and Compensation Committee Member:	$7,500
Corporate Governance and Nominating Committee Chair:	$10,000
Corporate Governance and Nominating Committee Member:	$5,000
Science and Technology Committee Chair:	$10,000
Science and Technology Committee Member:	$5,000
For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Lead Independent Director will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.
2.3    Payment Timing and Proration. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Lead Independent Director during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities.
3.    Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 3.2 and 3.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
3.1    No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.5.4 and 10 below).
3.2    Initial Awards. Each individual who first becomes an Outside Director on or following the Restatement Date automatically will be granted an award of Options (an “Initial Option Award”) and an award of Restricted Stock Units (an “Initial RSU Award” and together with the Initial Option Award, the “Initial Awards”) together having an aggregate Value as of the Initial Awards’ grant date equal to $495,489, with the Initial Option Award having a Value equal to sixty-seven percent (67%) of such dollar amount, and the Initial RSU Award having a Value equal to thirty-three percent (33%) of such dollar amount, subject to Section 3.4 below. The grant date of the Initial Awards will be the first Trading Day on or after the date on which such individual first becomes an Outside Director (such first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was an Inside Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to any Initial Awards. Each Initial Award will be scheduled to vest as to one-third (1/3rd) of the Shares subject to the Initial Award on each of the one (1), two (2) and three (3) year anniversaries of the Initial Start Date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
3.3    Annual Award. On the date of each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs on or after the Restatement Date, each Outside Director automatically will be granted an award of Options (the “Annual Option Award”) and an award of Restricted Stock Units (an “Annual RSU Award” and together with the Annual Option Award, the “Annual Awards”) together having an aggregate Value as of the Annual Awards’ grant date equal to $247,745, with the Annual Option Award having a Value equal to sixty-seven percent (67%) of such dollar amount, and the Annual RSU Award having a Value equal to thirty-three percent (33%) of such dollar amount, subject to Section 3.4 below; provided that any Outside Director who is not continuing as an Outside Director following the applicable Annual Meeting will not receive an Annual Award with respect to such Annual Meeting; provided, further, however, that if an individual commenced service as an Outside Director after the date of the Annual Meeting that occurred immediately prior to such Annual Meeting, then the Annual Award granted to such Outside Director will be prorated based on the number of whole months that the individual served as an Outside Director prior to the Annual Award’s grant date during the twelve (12) month period immediately preceding such Annual Meeting (with any resulting fractional Share rounded down to the nearest whole Share). Each Annual Award will be scheduled to vest as to all of the Shares subject to the Annual Award on the earlier of (i) the one (1) year anniversary of the date the Annual Award is granted or (ii) the day immediately before the date of the next Annual Meeting that occurs after the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
3.4    Value. For purposes of this Policy, “Value” means, with respect to (i) each Initial Option Award and Annual Option Award (each, an “Option Award”), its grant date fair value calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), except that solely for purposes of the fair market value of a share of the Company’s Common Stock as of the date of grant assumed in determining such grant date fair value (provided that exercise price to be used will be as determined in accordance with Section 3.5.2), the average of the closing prices of the Company’s Common Stock in each trading day occurring during the consecutive, 30 trailing calendar day period ending on (and inclusive of) the Friday immediately preceding the grant date of the Award (the “30-Day Average”) will be used, or such other methodology the Board or its Committee may determine prior to the grant of the Option Award becoming effective, as applicable, and (ii) each Initial RSU Award and Annual RSU Award (each, an “RSU Award”), the 30-Day Average of the Shares subject thereto, or such other methodology the Board or its Committee may determine prior to the grant of the RSU Award becoming effective, as applicable; provided, however, that any Option Award and RSU Award will cover only a whole number of Shares, such that any fractional Share that otherwise would result from a given Value will be rounded down and will not become subject to such Option Award or RSU Award.
3.5    Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Option Award and RSU Award will be as follows.
3.5.1    The term of each Option Award will be ten (10) years, subject to earlier termination as provided in the Plan.

3.5.2    The per Share exercise price of each Option Award will be equal to one hundred percent (100%) of the Fair Market Value per Share on such Option Award’s grant date.
3.5.3    Each Option Award and RSU Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee (as defined below), as applicable, for use thereunder.
3.5.4    The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Option Awards and RSU Awards to be granted in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.
4.    Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards that were granted to him or her while an Outside Director, as of immediately prior to the Change in Control, including any Option Award and RSU Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.
5.    Annual Compensation Limit. No Outside Director may be granted, in any Fiscal Year, Awards with values (based on their grant date fair value determined in accordance with U.S. GAAP) and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in any Fiscal Year, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Registration Date, will be excluded for purposes of this Section 5.
6.    Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
7.    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock that may be delivered pursuant to Option Awards and RSU Awards and/or the number, class, and price of shares of stock covered by each outstanding Option Award and RSU Award.
8.    Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.
9.    Stockholder Approval. This Policy as initially adopted was approved by the Company’s stockholders prior to its initial effective date. Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 10.
10.    Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.
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